Exhibit 99.1
Talking Points for Calls to Current Clients:
Corrections Agency Leadership/Procurement
(from PHS Leadership)
Thank you for taking time to talk with me today. We have some exciting news that I wanted to share with you as soon as possible.
We have entered into a definitive agreement to combine the parent companies of PHS Correctional Healthcare (PHS) and Correctional Medical Services (CMS). The transaction is subject to regulatory review, other approvals and customary conditions. That is standard for any transactions such as this. We expect to be able to complete the transaction in the second quarter of 2011.
The new company will be focused on our companies’ shared commitment to collaboration and partnerships with our clients. These values have been a part of each organization’s culture and will remain our key priority as we move forward together. This combination will bring together the best of both companies in ways that will directly benefit clients like you. For example (SELECT ONE OR TWO):
•	The merger will combine best practices and expertise in the field of correctional healthcare.

•	Our new organization will continue to attract the top talent in the field of correctional healthcare.

•	Historically, CMS has had a greater presence in delivering care in statewide, full-risk contracts on behalf of prison systems. PHS has historically had a greater presence in shared risk models where care is delivered in large jail systems. Both PHS and CMS have invested heavily in industry best-practice clinical decision support and management information systems. The ability to pool these best practices and leverage them across a broader spectrum of clients will offer unparalleled value and efficiencies to our clients.

•	Our new organization will be better positioned to make strategic acquisitions and investments in healthcare technology, innovations, staff and other resources.

•	Each company has well-established provider networks. We will be able to work with clients to select the network that best fits their particular needs.

•	CMS has a robust claims processing and utilization management system and an extensive business intelligence/data warehouse. PHS has a proprietary electronic health records system specifically created for the unique needs of correctional healthcare.

•	We expect the merger will increase efficiencies and the ability to manage risks, making the combined organization a more competitive bidder that is better able to meet the criteria in correctional healthcare RFPs.
We look forward to working with you to explore ways this combination will help us enhance the services we deliver to your agency.
We also want you to know that some things won’t change. Under the new organization, we will remain fully committed to providing the level of quality service you deserve. The staff working in your facilities will continue to do so. The projects that we are working on with your staff to enhance services will remain in place. In other words, our focus on meeting your needs won’t change, but our ability to meet those needs will grow through this combination. I would like to come to meet with you and your staff as soon as possible to talk about how we can continually enhance what we are providing to you. When would be best for you?
We know you and your staff may have questions about this transaction, and we will do all that we can to answer those questions in the coming months.
Also, we want you to know that until the combination is finalized, the companies remain completely separate organizations. We have taken steps to ensure there is no communication, collaboration or sharing of any proposal, pricing, market intelligence or any kind of proprietary information. I will forward you a copy of the news release we issued a little while ago regarding this. Because PHS is part of a publicly held company, we were unable to share the details of this before today, but we wanted to make you aware as soon as possible.
The transaction is subject to regulatory review and other approvals. That is standard for any combination such as this. We expect to be able to close the transaction in the second quarter of 2011. Again, thank you for the opportunity to serve your agency. Please call me if you have any other questions.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood,

Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.
Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.